Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL Announces Second Quarter and First Half Results for 2012

Record Oil Production Drives EBITDAX to $71.5 million

Increasing 2012 Oil Production Guidance & Capex Budget

New Orleans, Louisiana, August 2, 2012…Energy Partners, Ltd. (EPL or the Company) (NYSE:EPL) today reported financial and operational results for the second quarter and first half of 2012.

Highlights

•	Second quarter 2012 EBITDAX of $71.5 million and net income of $35.4 million ($0.90 per share) (see EBITDAX reconciliation in the tables)
•

18 successful drilling projects completed YTD reflecting a 90% success rate. The successful activities included 8 drillwells and 10 workovers, largely in the Company’s core West Delta, Main Pass, East Bay and South Timbalier areas

•

Oil production averaged 9,768 barrels per day during 2Q12, aided by solid performance from ongoing rig activities. Despite a tropical storm related interruption, production exceeded Company guidance for the quarter

•

Sequential ramp up of production expected in the second half of year leads to increased annual oil production guidance to between 10,000 and 10,500 Bbls per day. Oil production guidance for the third quarter is from 10,000 to 10,500 Bbls per day and the Company currently expects the fourth quarter to average between 10,500 and 11,500 Bbls per day

•

Expanding 2012 capital budget to $217 million from $184 million to accommodate approximately $26 million of additional oil weighted projects and $7 million for MMS OCS Central Lease Sale 216/222 high bids comprising 27,148 acres

•

Ample liquidity, with current cash estimated at $65 million and liquidity (cash on hand plus undrawn availability on the Company’s revolver) of $265 million. Credit metrics remain strong with net debt per barrel of oil equivalent (Boe) at $3.91

Financial Results

Revenue for the second quarter and first half of 2012 was $99.3 million and $198.1 million, respectively. Revenue for the second quarter and first half of 2012 increased 7% and 24% versus prior periods, respectively, resulting from significantly higher oil production averages.

For the second quarter of 2012, EPL reported net income to common stockholders of $35.4 million, or $0.90 per diluted share, compared to net income of $25.0 million, or $0.62 per diluted share for the same period a year ago. Net income for the second quarter of 2012 included $30.5 million of non-cash unrealized gains on derivative instruments and $6.6 million of non-cash costs attributable to property impairments of small gas fields and loss on abandonment activities. Excluding the impact of non-cash items, EPL’s adjusted second quarter net income, a non-GAAP measure, would have been $20.4 million, or $0.52 per diluted share.

For the six months ended June 30, 2012, net income was $36.9 million, or $0.94 per diluted share, compared to net income of $10.5 million, or $0.26 per diluted share for the same period a year ago. Net income for the first half of 2012 included $14.0 million of non-cash unrealized gains on derivative instruments and $9.1 million of non-cash costs primarily attributable to property impairments of small gas fields. Excluding the impact of these items, EPL’s adjusted net income for the first half of 2012, a non-GAAP measure, would have been net income of $33.9 million, or $0.87 per diluted share.

For the second quarter of 2012, EBITDAX was $71.5 million and discretionary cash flow was $68.3 million, or $1.75 per share (see reconciliation of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the second quarter of 2012 was $51.1 million, compared with cash flow from operating activities of $47.4 million in the same quarter a year ago.

For the first half of 2012, EBITDAX and discretionary cash flow totaled $139.2 million and $132.3 million, respectively (see reconciliation of EBITDAX and discretionary cash flow in the tables). Cash flow from operating activities in the first half of 2012 was $108.2 million compared to $62.2 million in 2011.

Production and Price Realizations

Oil production for the second quarter of 2012 averaged 9,768 Barrels (Bbls) per day, which was slightly above the upper end of the Company’s guidance range. Second quarter 2012 oil production volumes were 18% higher than in the comparable quarter last year, primarily as a result of oil production growth from the Company’s acquire and exploit strategy. Without the production downtime effects of Tropical Storm Debby, oil production for the second quarter would have likely been approximately 9,850 Bbls per day.

Natural gas production averaged 16.7 million cubic feet (Mmcf) per day in the second quarter of 2012, which was flat compared to gas production in the second quarter of last year. The Company continues to focus on the oil development opportunities within its portfolio that have higher revenue generation capability.

Price realizations, all of which are stated before the impact of derivative instruments, averaged $110.33 per barrel for crude oil and $2.29 per thousand cubic feet (Mcf) of natural gas in the second quarter of 2012, compared to $114.52 per barrel of crude oil and $4.74 per Mcf of natural gas in the same quarter a year ago. The Company’s crude oil pricing is advantaged by receiving Heavy Louisiana Sweet and Light Louisiana Sweet crude oil basis differentials.

Oil production for the first half of 2012 averaged 9,577 Bbls per day, which was 29% higher than the comparable period a year ago. Natural gas production averaged 15.8 Mmcf per day, compared to 20.2 Mmcf per day for the first half of 2011. Price realizations, all of which are stated before the impact of derivative instruments, averaged $112.54 per barrel for crude oil and $2.38 per Mcf of natural gas in the first half of 2012, compared to $108.80 per barrel of crude oil and $4.41 per Mcf of natural gas in the same period a year ago.

Gary C. Hanna, the Company’s President and CEO commented, “This is a pivotal year for our Company as we continue to implement our organic and acquisition growth strategy. We are focused on the execution of high quality oil projects from our inventory, which has resulted in oil production this past quarter reaching new highs. Based on solid execution of our planned rig activities, we exited June at just over 10,000 Bbls of oil per day. Looking forward into the remainder of this year, we are accelerating high impact projects into 2012 and have raised our capital budget from $184 million to $217 million. This should allow us to organically reach new oil production highs as we exit the year and provide good momentum into 2013. With rig activities continuing for the remainder of the year, we expect to sequentially ramp up production in the third and fourth quarters.”

Operating Expenses

Lease operating expenses (LOE) for the second quarter of 2012 totaled $18.7 million, while general and administrative (G&A) expenses were $5.7 million. Reported G&A expenses include non-cash stock based compensation recorded in the second quarter of 2012 of $1.3 million.

LOE for the first half of 2012 totaled $37.1 million, while G&A expenses were $11.0 million for the same period. Reported G&A expenses for the first half of 2012 include non-cash stock based compensation of $2.3 million.

Liquidity and Capital Resources

As of June 30, 2012, the Company had unrestricted cash on hand of $60.8 million and restricted cash of $6.0 million. The Company’s borrowing base under its $250 million credit facility remains at $200 million. As previously announced, the Company closed on the acquisition of the remaining interests in its South Timbalier 41 field during the second quarter for $32.4 million in cash, subject to customary adjustments to reflect an economic effective date of April 1, 2012. The acquisition was funded with cash on hand. EPL continues to maintain substantial liquidity of $265 million (the undrawn revolver capacity of $200 million combined with current estimated unrestricted cash on hand of $65 million) and its net debt level remains low at $3.91 per Boe, on a proved reserve basis, a non-GAAP measure.

Capital Expenditures and Operations Update

During the first half of 2012, capital expenditures on exploration and development activities totaled approximately $99.7 million. Operational results to date for 2012 include 18 successful projects for a 90% success rate year to date. The successful activities included 8 drillwells and 10 workovers, predominantly within the Company’s West Delta, Main Pass, East Bay and South Timbalier core areas. These high return key oil drillwells to date will support organic reserve additions in 2012 and included three wells in West Delta 27/29 area, one well in South Timbalier 26 field and three wells in the Main Pass 296/311 area.

Based on the success in its programs to date, EPL has expanded its 2012 capital budget to $217 million from $184 million to accommodate additional oil weighted projects of approximately $26 million and for the MMS OCS Central Lease Sale 216/222 high bids comprising 27,148 acres totaling $7 million. Capital spending in 2012 is up materially from 2011, intended to drive both production and organic reserve replacement. The Company expects to spend a total of $126 million in infield development activities, $73 million predominantly in infield exploration activities, $11 million for regional seismic purchases and $7 million for leasehold purchases. Currently the Company has two operated and one non-operated rig executing opportunities within its West Delta and Main Pass fields. EPL expects to continue to have three rigs running during the remainder of the year on various projects.

Hanna continued, “We remain encouraged by the performance of our asset base and our ability to drive organic production and reserve growth through our acquire and exploit strategy. Our technical teams have quickly moved to unlock the upside potential of our expanded drilling portfolio targeting oil reserves and their efforts are continuing to bear fruit.”

P&A and Decommissioning Update

The Company continues to proactively spend on abandonment and decommissioning of its idle infrastructure, which will serve to reduce future maintenance and insurance costs. The Company continues to project that within two to three years it will be largely finished with the abandonment and decommissioning of its current idle infrastructure, which predominantly resides within its East Bay field. The Company spent approximately $19.3 million in the first half of 2012 on plugging and abandonment and other decommissioning activities. The Company has increased its budget from $27 million to $33 million, in part to accelerate jacket removals in the federal portion of its East Bay field. In total the Company plans to abandon approximately 108 wells and remove a total of 45 jackets and 10 platforms for the year. The program is well underway with 92 wells plugged and abandoned and 36 jackets removed to date.

Hedging Update

The Company has continued to layer in additional downside protection in the form of oil swaps and collars for 2013 to protect its cash flow. Currently the Company has a total of 4,075 Bbls of oil per day hedged for the second half of 2012, the majority of which is using Brent oil swaps at an average fixed price of $106.80 per Bbl of oil. For the first half of 2013, EPL has a total of 6,713 Bbls of oil per day hedged, the majority of which is hedged using Brent swaps at a fixed price averaging $103.18 per Bbl. For full year 2013, EPL has a total of 5,444 Bbls of oil hedged, the majority of which is hedged using Brent swaps at a fixed price averaging $103.27 per Bbl.

Share Repurchase Program

In August 2011, the Board of Directors authorized a program for the repurchase of EPL’s outstanding common stock for up to an aggregate cash purchase price of $20.0 million and increased the program to $40.0 million in May 2012. Under the program, the Company has repurchased 1,429,800 shares at an aggregate cash purchase price of approximately $19.5 million, including 410,800 shares purchased for approximately $6.7 million during 2012. Such shares are held in treasury and could be used to provide available shares for possible resale in future public or private offerings and our employee benefit plans. The repurchases have been, and will be, carried out in accordance with certain volume, timing and price constraints imposed by the SEC’s rules applicable to such transactions. The amount, timing and price of purchases otherwise depend on market conditions and other factors.

Third Quarter and Full Year 2012 Guidance

Hanna concluded, “Given our outlook for second half of the year oil production growth, our EBITDAX should range between $270 and $290 million using prevailing oil prices. This range is in line with the estimates we gave earlier this year, and more importantly is 20% higher than last year. The solid performance of our organic asset base has increased our forecasted oil production, which has largely offset the impact of the recent decline in oil prices from historic highs.”

ESTIMATED EBITDAX RANGES

2012 EBITDAX Estimates Using the Production Guidance and Various Realized Prices (1)

Est. Production Rates
	10,000 Bopd/11 Mmcf/d	10,250 Bopd/13 Mmcf/d	10,500 Bopd/15 Mmcf/d
Realized Prices ($Bbl/$Mcf)

$100/$2.50	$ 270	$ 275	$ 280
$105/$2.50	$ 280	$ 285	$ 290
$110/$2.50	$ 295	$ 300	$ 305

(1) All EBITDAX figures are approximate using production and expense guidance and estimated realized hedging impacts

ESTIMATED PRODUCTION & SWAP HEDGE VOLUMES

Net Production (per day)	3Q 2012			Full Year 2012
Oil, including NGLs (Bbls)	10,000	-	10,500	10,000	-	10,500
Natural gas (Mcf)	11,000	-	15,000	11,000	-	15,000
% Oil, including NGLs (using midpoint of guidance)		83%			83%

Swap Contracted Volume
Oil (barrels)		3,080			3,550
% of Oil swap contracted	31%	-	29%	36%	-	34%
% of Boe swap contracted	26%	-	24%	30%	-	27%
Average Swap Price Level		$102.33			$101.69
ESTIMATED EXPENSES (in Millions, unless otherwise noted)
Lease Operating (including energy insurance)	$20.5	-	$21.5	$75.0	-	$79.0
General & Administrative (cash and non-cash)	$5.1	-	$5.7	$19	-	$23
Taxes, other than on earnings (% of revenue)	3%	-	5%	3%	-	5%
Exploration Expense, including seismic costs	$3	-	$7	$23	-	$27
DD&A ($/Boe)	$22.00	-	$26.00	$22.00	-	$26.00
Interest Expense (including amortization of discount and deferred financing costs)	$5	-	$6	$20	-	$24

Conference Call Information

EPL has scheduled a conference call for today, August 2, 2012 at 9:00 A.M. Central Time/10:00 A.M. Eastern Time, to review results for the second quarter and first half of 2012. To participate in the EPL conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 13718919.

The call will be available for replay beginning two hours after the call is completed through midnight of August 16, 2012. For callers in the United States and Canada, the toll-free number for the replay is (855) 859-2056. For international callers the number is (404) 537-3406. The Conference I.D. for all callers to access the replay is 13718919.

The conference call will be webcast live as well as for on-demand listening at the Company’s web site, www.eplweb.com. Listeners may access the call through the “Events and Webcasts” link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; planned and unplanned capital expenditures; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with properties acquired in acquisitions; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

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ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
		2012		2011		2012		2011
Revenues:
Oil and natural gas	$	99,249	$	92,798	$	198,021	$	160,013
Other		21		32		45		66

		99,270		92,830		198,066		160,079

Costs and expenses:
Lease operating		18,661		17,908		37,072		33,239
Transportation		99		236		250		371
Exploration expenditures - seismic and other		1,052		806		12,723		1,238
Exploration expenditures - dry hole costs		1,535		16		4,173		132
Impairments		3,394		2,886		5,708		13,674
Depreciation, depletion and amortization		27,918		25,522		51,826		46,585
Accretion of liability for asset retirement obligations		3,411		3,804		6,559		7,379
General and administrative		5,654		4,796		10,998		10,083
Taxes, other than on earnings		2,904		3,695		6,645		7,013
Other		3,443		1,902		3,618		2,032

Total costs and expenses		68,071		61,571		139,572		121,746

Income from operations		31,199		31,259		58,494		38,333

Other income (expense):
Interest income		50		17		88		27
Interest expense		(5,093)		(4,974)		(9,967)		(7,444)
Gain (loss) on derivative instruments		30,305		13,831		10,243		(11,694)
Loss on early extinguishment of debt		-		-		-		(2,377)

		25,262		8,874		364		(21,488)

Income before income taxes		56,461		40,133		58,858		16,845

Income tax expense:

Current		-		-		(300)		(17)

Deferred		(21,060)		(15,130)		(21,654)		(6,334)

Total income tax expense		(21,060)		(15,130)		(21,954)		(6,351)

Net income	$	35,401	$	25,003	$	36,904	$	10,494

Net income, as reported	$	35,401	$	25,003	$	36,904	$	10,494
Add back:
Unrealized gain due to the change in fair market value of derivative contracts		(30,500)		(23,297)		(13,958)		(3,063)
Impairments		3,394		2,886		5,708		13,674
Loss on early extinguishment of debt		-		-		-		2,377
Loss on abandonment activities		3,233		1,559		3,401		1,731
Deduct:
Income tax adjustment for above items		8,905		7,107		1,809		(5,549)

Adjusted Non-GAAP net income	$	20,433	$	13,258	$	33,864	$	19,664

EBITDAX Reconciliation:

Net income, as reported	$	35,401	$	25,003	$	36,904	$	10,494
Add back:
Income taxes		21,060		15,130		21,954		6,351
Net interest expense		5,043		4,957		9,879		7,417
Depreciation, depletion, amortization and accretion		31,329		29,326		58,385		53,964
Impairments		3,394		2,886		5,708		13,674
Exploration expenditures and dry hole costs		2,587		822		16,896		1,370
Loss on abandonment activities		3,233		1,559		3,401		1,731
Loss on extinguishment of debt		-		-		-		2,377
Less impact of:
Unrealized gain due to the change in fair market value of derivative contracts		(30,500)		(23,297)		(13,958)		(3,063)

EBITDAX	$	71,547	$	56,386	$	139,169	$	94,315

Weighted average dilutive common shares outstanding		39,027		40,237		39,132		40,217

EBITDAX is defined as net income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and accretion, impairments, loss on extinguishment of debt, exploration expenditures and dry hole costs, loss on abandonment activities and cumulative effect of change in accounting principle, and further deducts the unrealized gain or loss on our derivative contracts. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used in our industry as an indicator of a company’s ability to internally fund exploration and development activities and incur and service debt. EBITDAX is not a calculation based on generally accepted accounting principles (GAAP) in the United States and should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Investors should carefully consider the specific items included in our computation of EBITDAX. Investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. In addition, EBITDAX does not represent funds available for discretionary use.

ENERGY PARTNERS, LTD.

CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY

OPERATING ACTIVITIES

(In thousands)

(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
		2012		2011		2012		2011
Cash flows from operating activities:
Net income	$	35,401		25,003		36,904		10,494
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization		27,918		25,522		51,826		46,585
Accretion of liability for asset retirement obligations		3,411		3,804		6,559		7,379
Loss on early extinguishment of debt		-		-		-		2,377
Unrealized gain on derivative contracts		(30,500)		(23,297)		(13,958)		(3,063)
Non-cash compensation		1,327		774		2,318		1,276
Deferred income taxes		21,060		15,131		21,654		6,334
Exploration expenditures		1,536		16		4,173		131
Impairments		3,394		2,886		5,708		13,674
Amortization of deferred financing costs and discount on debt		504		443		1,004		689
Other		3,233		1,559		3,401		1,731
Changes in operating assets and liabilities:
Trade accounts receivable		3,417		2,884		901		(9,523)
Other receivables		-		-		-		1,283
Prepaid expenses		(3,291)		(5,712)		1,820		(4,814)
Other assets		(74)		(92)		(78)		(13)
Accounts payable and accrued expenses		(5,950)		8,771		5,297		5,011
Asset retirement obligations		(10,264)		(10,326)		(19,346)		(17,359)
Other liabilities		-		(3)		-		(3)

Net cash provided by operating activities	$	51,122		47,363		108,183		62,189

Reconciliation of discretionary cash flow:
Net cash provided by operating activities		51,122		47,363		108,183		62,189
Changes in working capital		16,162		4,478		11,406		25,418
Non-cash exploration expenditures and impairments		(4,930)		(2,902)		(9,881)		(13,805)
Total exploration expenditures, dry hole costs and impairments		5,981		3,708		22,604		15,044

Discretionary cash flow	$	68,335	$	52,647	$	132,312	$	88,846

The table above reconciles discretionary cash flow to net cash provided by or used in operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management’s belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by the Company may not be comparable in all instances to discretionary cash flow as reported by other companies.

ENERGY PARTNERS, LTD.

SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS

(Unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
		2012	2011	2012	2011
PRODUCTION AND PRICING
Net Production (per day):
Crude Oil (Bbls)		9,382	8,082	9,155	7,186
Natural gas liquids (Bbls)		386	204	422	245

Oil (Bbls)		9,768	8,286	9,577	7,431
Natural gas (Mcf)		16,658	17,383	15,804	20,174
Total (Boe)		12,544	11,183	12,211	10,793
Average Sales Prices:
Crude Oil (per Bbls)	$	110.33	114.52	112.54	108.80
Natural gas liquids (per Bbls)		45.02	58.06	47.56	53.77
Oil (per Bbls)		107.75	113.14	109.68	106.98
Natural gas (per Mcf)		2.29	4.74	2.38	4.41
Average (per Boe)		86.94	91.19	89.10	81.90
Oil and Natural Gas Revenues (in thousands):
Crude Oil	$	94,198	84,231	187,517	141,502
Natural gas liquids		1,581	1,076	3,659	2,390

Oil		95,779	85,307	191,176	143,892
Natural gas		3,470	7,491	6,845	16,121

Total		99,249	92,798	198,021	160,013

Impact of derivatives settled during the period (1):
Oil (per Bbl)	$	(0.23)	(12.55)	(2.14)	(10.97)
Natural gas (per Mcf)		0.01	-	-	-

OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$	16.35	17.60	16.68	17.01
Depreciation, depletion and amortization		24.46	25.08	23.32	23.85
Accretion expense		2.99	3.74	2.95	3.78
Taxes, other than on earnings		2.54	3.63	2.99	3.59
General and administrative		4.95	4.71	4.95	5.16

(1) The derivative amounts represent the realized portion of gains or losses on derivative contracts settled during the period which are included in Other income (expense) in the consolidated statements of operations.

ENERGY PARTNERS, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

		June 30, 2012		December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$	60,847	$	80,128
Trade accounts receivable - net		32,620		31,817
Fair value of commodity derivative instruments		10,736		587
Prepaid expenses		9,226		11,046

Total current assets		113,429		123,578

Property and equipment		1,220,695		1,082,248
Less accumulated depreciation, depletion, amortization and impairments		(362,644)		(305,110)

Net property and equipment		858,051		777,138

Restricted cash		6,023		6,023
Other assets		3,155		3,029
Fair value of commodity derivative instruments		3,790		-
Deferred financing costs — net of accumulated amortization		4,812		5,452

	$	989,260	$	915,220

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$	24,911	$	25,393
Accrued expenses		78,990		58,538
Asset retirement obligations		32,698		25,578
Fair value of commodity derivative instruments		620		1,056
Deferred tax liabilities		6,771		2,823

Total current liabilities		143,990		113,388
Long-term debt		204,750		204,390
Asset retirement obligations		67,219		73,769
Deferred tax liabilities		49,481		31,775
Fair value of commodity derivative instruments		607		190
Other		1,179		663

		467,226		424,175

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value per share. Authorized 1,000,000 shares; no shares issued and outstanding at June 30, 2012 and December 31, 2011		-		-
Common stock, $0.001 par value per share. Authorized 75,000,000 shares; shares issued 40,558,925 and 40,326,451 at June 30, 2012 and December 31, 2011, respectively; shares outstanding 39,103,674 and 39,404,106 at June 30, 2012 and December 31, 2011, respectively		40		40
Additional paid-in capital		507,657		505,235
Treasury stock, at cost, 1,455,251 and 922,345 shares at June 30, 2012 and December 31, 2011, respectively		(19,698)		(11,361)
Retained earnings (accumulated deficit)		34,035		(2,869)

Total stockholders’ equity		522,034		491,045

	$	989,260	$	915,220